United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                               (Amendment No. 2)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


           ebix.com, Inc. (formerly DELPHI INFORMATION SYSTEMS, INC.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)

                                    247171101
               ---------------------------------------------------
                                 (CUSIP Number)


                                  June 6, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 Pages

CUSIP No.  247171101                                                                     Page 2 of 11 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Bay Area Micro-Cap Fund, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         1,046,700
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       -0-
Person With
                                                     (7)      Sole Dispositive Power    1,046,700

                                                     (8)      Shared Dispositive Power  -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,046,700
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  9.21%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 2 of 11 pages

CUSIP No.  247171101                                                                     Page 3 of 11 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Bay Area Micro-Cap Management Company, LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         1,046,700
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       -0-
Person With
                                                     (7)      Sole Dispositive Power    1,046,700

                                                     (8)      Shared Dispositive Power  -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,046,700
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  9.21%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 3 of 11 pages

CUSIP No.  247171101                                                                     Page 4 of 11 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Smart & Holland Value Fund, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         8,000
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       -0-
Person With
                                                     (7)      Sole Dispositive Power    8,000

                                                     (8)      Shared Dispositive Power  -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  8,000
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  0.07%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 4 of 11 pages

CUSIP No.  247171101                                                                     Page 5 of 11 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Gregory F. Wilbur
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         1,125,000
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       -0-
Person With
                                                     (7)      Sole Dispositive Power    1,125,000

                                                     (8)      Shared Dispositive Power  -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,125,000
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  9.90%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 5 of 11 pages

CUSIP No.  247171101                                                                     Page 6 of 11 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         William A. Smart III
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         11,000
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       1,046,700
Person With
                                                     (7)      Sole Dispositive Power    11,000

                                                     (8)      Shared Dispositive Power  1,046,700

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,057,700
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  9.31%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 6 of 11 pages

CUSIP No.  247171101                                                                     Page 7 of 11 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Peter L. Holland
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       1,046,700
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  1,046,700

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,046,700
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  9.21%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 7 of 11 pages

Item 1.

(a)      Name of Issuer:  ebix.com,  Inc. (formerly Delphi Information  Systems,
                          Inc.) ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  3501 Algonquin Road, Suite 500
                  Rolling Meadows, Illinois   80008

Item 2.

(a)      Name of Person Filing:

         Bay Area Micro-Cap Fund, L.P. ("BAMC")
         Bay Area Micro-Cap Management Co., LLC ("BAMCMC")
         Smart & Holland Value Fund, L.P. ("SHVF")
         Gregory F. Wilbur ("GFW")
         Peter L. Holland ("PLH")
         William A. Smart III ("WAS")


(b)      Address of Principal Business Office:

         BAMC, BAMCMC, GFW, PLH and WAS:    1151 Bay Laurel Drive
                                            Menlo Park, CA  94025

         SHVF:                              P.O. Box 742
                                            Palo Alto, CA   94302

 (c)     Citizenship/Place of Organization:


         Entities:                  BAMC             -        California
                                    BAMCMC           -        California
                                    SHVF             -        California

         Individuals:               GFW              -        United States
                                    PLH              -        United States
                                    WAS              -        United States


(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:  247171101

Item 3.  Not applicable.

                               Page 8 of 11 pages

Item 4   Ownership.

-------- ------------- ------------- ------------- ------------- -------------- ------------- -------------

                           BAMC         BAMCMC         SHVF           GFW           PLH           WAS
-------- ------------- ------------- ------------- ------------- -------------- ------------- -------------

(a)      Beneficial     1,046,700     1,046,700       8,000        1,125,000     1,046,700     1,057,700
         Ownership
-------- ------------- ------------- ------------- ------------- -------------- ------------- -------------

(b)      Percentage       9.21%         9.21%         0.07%          9.90%         9.21%         9.31%
         of Class
-------- ------------- ------------- ------------- ------------- -------------- ------------- -------------

(c)      Sole Voting    1,046,700     1,046,700       8,000        1,125,000        -0-          11,000
         Power
-------- ------------- ------------- ------------- ------------- -------------- ------------- -------------

         Shared            -0-           -0-           -0-            -0-        1,046,700     1,046,700
         Voting Power
-------- ------------- ------------- ------------- ------------- -------------- ------------- -------------

         Sole           1,046,700     1,046,700       8,000        1,125,000        -0-          11,000
         Dispositive
         Power
-------- ------------- ------------- ------------- ------------- -------------- ------------- -------------

         Shared            -0-           -0-           -0-            -0-        1,046,700     1,046,700
         Dispositive
         Power
-------- ------------- ------------- ------------- ------------- -------------- ------------- -------------

Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10. Certification

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course

                               Page 9 of 11 pages


of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Date:    June 23, 2000

BAY AREA MICRO-CAP FUND, L.P.                        SMART & HOLLAND VALUE FUND, L.P.

By:      Bay Area Micro-Cap Management Co., LLC
         its general partner

By:      /s/ Gregory F. Wilbur                       By:      /s/ William A. Smart III
   ----------------------------------------------       ---------------------------------------------
         Managing Member                                      General Partner


BAY AREA MICRO-CAP MANAGEMENT CO., LLC


By:      /s/ Gregory F. Wilbur
   ----------------------------------------------
         Managing Member


         /s/ Gregory F. Wilbur
-------------------------------------------------
         Gregory F. Wilbur


         /s/ Peter L. Holland
-------------------------------------------------
         Peter L. Holland


         /s/ William A. Smart III
-------------------------------------------------
         William A. Smart III


EXHIBITS

A:       Joint Filing Statement

                               Page 10 of 11 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

June 23, 2000

BAY AREA MICRO-CAP FUND, L.P.                        SMART & HOLLAND VALUE FUND, L.P.

By:      Bay Area Micro-Cap Management Co., LLC
         its general partner

By:      /s/ Gregory F. Wilbur                       By:      /s/ William A. Smart III
   ----------------------------------------------       ---------------------------------------------
         Managing Member                                      General Partner


BAY AREA MICRO-CAP MANAGEMENT CO., LLC


By:      /s/ Gregory F. Wilbur
   ----------------------------------------------
         Managing Member


         /s/ Gregory F. Wilbur
-------------------------------------------------
         Gregory F. Wilbur


         /s/ Peter L. Holland
-------------------------------------------------
         Peter L. Holland


         /s/ William A. Smart III
-------------------------------------------------
         William A. Smart III

                               Page 11 of 11 pages